Exhibit F


                                                      April 26, 1999


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

                           Re: GPU International, Inc.
                              GPU Electric, Inc. -
                             Declaration on Form U-1
                              SEC File No. 70-8971

Ladies and Gentlemen:

            We  have   examined   Post-Effective   Amendment   No.  1  to  the
Declaration on Form U-1, dated April 1, 1999, under the Public Utility Holding Company Act of 1935 (the "Act"), filed by GPU International, Inc. ("GPUI") and GPU Electric, Inc. ("GPUE"), both subsidiaries of GPU, Inc. ("GPU"), with the Securities and Exchange Commission (the "Commission") and docketed in SEC File No. 70-8971, as to be amended by Post-Effective Amendment No. 2 thereto, dated this date, of which this opinion is to be a part. (The Declaration, as so amended and as thus to be amended, is hereinafter referred to as the "Declaration".)

            The Declaration requests that the Commission relinquish the jurisdiction it reserved in its order dated February 28, 1997 (HCAR No. 26678) and seeks authorization for any subsequently organized subsidiary company of GPUI or GPUE to declare and pay dividends to GPU out of capital and unearned surplus from time to time through December 31, 2001.

            We have been counsel to GPU and its subsidiaries for many years. In such capacity we have participated in various proceedings relating to the issuance of securities by GPU and its subsidiaries, and we are familiar with the terms of the outstanding securities of the corporations comprising the GPU holding company system.

            We are members of the Bar of the State of New York and do not purport to be expert on the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States. The opinions expressed herein are limited to matters governed by the laws of the State of New York and the federal laws of the United States.

            Based upon the foregoing, and assuming that the transactions therein proposed are carried out in accordance with the Declaration, we are of the opinion that when the Commission shall have entered an order forthwith permitting the Declaration to become effective,

                  (a) all State laws applicable to the proposed transactions will have been complied with; and

                  (b) the consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by GPU or any "associate company" thereof, as defined in the Act.

            We hereby consent to the filing of this opinion as an exhibit to the Declaration and in any proceedings before the Commission that may be held in connection therewith.

                                Very truly yours,


                              BERLACK, ISRAELS & LIBERMAN LLP

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